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                                                                      Exhibit 99



Contacts:
         Connie McCluskey                   Jeffrey J. Dunnigan
         IR Strategies                      Chief Financial Officer
         714-573-1115                       AlphaServ.com
         irstrat@aol.com                    714-641-6220
                                            jdunnigan@alphaserv.com

FOR IMMEDIATE RELEASE

      ALPHASERV.COM SELECTS INVESTMENT BANKER TO SEEK PRIVATE PLACEMENT AND
                ASSIST IN PROPOSED SPIN-OFF OF INTERNET DIVISION

SANTA ANA, CALIF., MARCH 17, 1999 - ALPHA MICROSYSTEMS (Nasdaq: ALMI), now doing business as AlphaServ.com, a premier provider of true multi-vendor services to the information technology marketplace which also markets Internet technology to businesses through its AlphaCONNECT Internet division, has engaged an investment banker to assist with a private placement of common equity or equity-related securities, and with structuring a proposed spin-off of its AlphaCONNECT Internet division.
         Separately, SalomonSmithBarney, recently engaged by the Company to evaluate strategic options pertaining to the possible sale of the AlphaCONNECT Internet division or of the technology, will continue to pursue those options.
         "This engagement of an investment banker known for its expertise in the Internet technology arena allows the company to strengthen the breadth of available opportunities," commented AlphaServ.com chairman, chief executive officer and president Douglas J. Tullio. "Our goal remains the same - to maximize the full potential of AlphaCONNECT for the Company and for our shareholders," added Tullio.
         Amount, terms and timing of such private placement have not yet been determined. Any private placement is dependent on locating investors and structuring an investment acceptable to the Company. The securities have not been and will not be registered under the Securities Act of 1933 and may not be sold without registration or an applicable exemption from registration requirements.
                                     -MORE-

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ABOUT ALPHASERV.COM
AlphaServ.com is dedicated to being a premier provider of true multi-vendor services to the IT marketplace, including on-site network support and nationwide on-call support through over 60 locations throughout North America. For more information, visit the company's Web site at www.alphamicro.com or www.alphaserv.com .

ABOUT ALPHACONNECT
AlphaCONNECT, a division of AlphaServ.com, offers powerful foundation technologies for business intelligence software serving the Internet, intranet, corporate information technology, and software development markets. Both AlphaServ.com and its independent vendor partners use AlphaCONNECT to create awarded-winning business-to-business and consumer-based products. For more information, visit the company's Web site at www.alphaconnect.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's ability to effect a proposed private placement of common equity or equity-related securities and the proposed spin-off of the Company's Internet division involve known and unknown risks and uncertainties, including (i) the ability to locate investors acceptable to the Company and to structure terms acceptable to the Company, and (ii) the advisor's ability to provide a vehicle to spin-off the Company's AlphaCONNECT Internet division that is acceptable to the Company. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date hereof. This does not constitute an offer by the Company to sell or a solicitation of an offer to buy securities.

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